                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                              REXALL SUNDOWN, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    761648104
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                  RICHARD WERBER
                        VICE PRESIDENT AND GENERAL COUNSEL
                              REXALL SUNDOWN, INC.
                          6111 BROKEN SOUND PARKWAY, NW
                            BOCA RATON, FLORIDA 33487
                                 (561) 241-9400
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                    COPY TO:
                              PAUL BERKOWITZ, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500


                                 APRIL 30, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. / /

                         (Continued on following pages)
                               (Page 1 of 9 Pages)

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 2 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CDD PARTNERS, LTD.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     TEXAS

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                      0
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER           17,637,923
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER                 0

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER      17,637,923

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,637,923

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     27.5%(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 3 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CDD MANAGEMENT,INC.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     TEXAS

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                      0
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER           17,637,923
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER                 0

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER      17,637,923

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     17,637,923

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     27.5%(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 4 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     TRIPLE D INVESTMENTS, LLC

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     FLORIDA

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                      0
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER           13,158,042
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER                 0

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER      13,158,042

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,158,042

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     21.0%(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 5 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     SYLVIA DESANTIS REVOCABLE TRUST, U/A DATED OCTOBER 30, 1996

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     FLORIDA

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                337,750
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           337,750

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     337,750

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 6 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     SYLVIA DESANTIS, TRUSTEE OF THE SYLVIA DESANTIS REVOCABLE TRUST U/A DATED OCTOBER 30, 1996

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION



--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                337,750
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           337,750

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     337,750

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 7 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     SYLVIA DESANTIS IRREVOCABLE LIFE INSURANCE TRUST

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                      0
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER           13,164,132
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER                 0

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER      13,164,132

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,164,132

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     20.6%(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 8 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CARL DESANTIS

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                709,833
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER           17,637,923
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           165,000

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER      17,637,923

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,347,756

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     28.4%(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 9 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DAMON DESANTIS

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                772,473
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER           30,802,055
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           772,473

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER      30,802,055

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     31,574,528

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     48.9%(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 10 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CYNTHIA DESANTIS

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                 31,114
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER            31,114

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     31,114

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 11 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DEAN DESANTIS

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                524,550
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER           30,802,055
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           524,550

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER      30,802,055

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     31,326,605

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     48.6%(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 12 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     LAURA DESANTIS

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                 19,546
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER            19,546

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,546

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 13 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DEBORAH DESANTIS

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                245,758
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER           13,164,132
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           245,758

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,409,890

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     20.9%(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 14 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GEARY COTTON

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                726,755
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           726,755

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     726,755

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.1%(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 15 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     PATRICIA COTTON

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                 12,242
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER            12,242

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,242

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 16 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     STEPHEN FRABITORE

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                169,904
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           169,904

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     169,904

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 17 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RICHARD GOUDIS

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                119,502
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           119,502

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     119,502

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 18 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GERALD HOLLY

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                167,500
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           167,500

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     167,500

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 19 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHRISTIAN NAST

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                409,629
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           409,629

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     409,629

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 20 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     NICKOLAS PALIN

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                408,001
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           408,001

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     408,001

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 21 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DAVID SCHOFIELD

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                132,268
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           132,268

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     132,268

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 22 OF 40
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RICHARD WERBER

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /X/
     (See Instructions)                                               (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)                                         / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

--------------------------------------------------------------------------------
        NUMBER OF               7     SOLE VOTING POWER                538,613
         SHARES
      BENEFICIALLY              ------------------------------------------------
        OWNED BY                8     SHARED VOTING POWER                    0
        EACH
       REPORTING                ------------------------------------------------
       PERSON WITH              9     SOLE DISPOSITIVE POWER           538,613

                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER               0

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     538,613

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     *(1)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

*    Less than 1%.
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 23 OF 40
------------------------                                ------------------------


ITEM 1.       SECURITY AND ISSUER.

      The class of equity securities to which this statement relates is the common stock, $0.01 per share (the "Common Stock"), of Rexall Sundown, Inc., a Florida corporation (the "Company"), which has its principal executive offices at 6111 Broken Sound Parkway, NW, Boca Raton, FL 33487.

ITEM 2.       IDENTITY AND BACKGROUND.

      This statement represents the joint filing of CDD Partners, Ltd., a Texas limited partnership ("CDD"), Triple D Investments, LLC, a Florida limited liability company ("Triple D"), the Sylvia DeSantis Revocable Trust, u/a October 30, 1996 (the "Revocable Trust"), the Sylvia DeSantis Irrevocable Life Insurance Trust (the "Life Insurance Trust"), Carl DeSantis, Damon DeSantis, Cynthia DeSantis, Dean DeSantis, Laura DeSantis, Deborah DeSantis, Geary Cotton, Patricia Cotton, Stephen Frabitore, Richard Goudis, Gerald Holly, Christian Nast, Nickolas Palin, David Schofield and Richard Werber (collectively, the "Individual Shareholders" and collectively with CDD, Triple D, the Revocable Trust, and the Life Insurance Trust, the "Group").

      CDD has one general partner, CDD Management, Inc., a Texas corporation ("CDD Management"). CDD Management's executive officers are Carl DeSantis as President, Damon DeSantis as Secretary and Treasurer and Dean DeSantis as Vice President and Assistant Secretary. Triple D has one member, the Life Insurance Trust. The Life Insurance Trust has three trustees, Damon DeSantis, Dean DeSantis and Deborah DeSantis (the "Trustees"). The Revocable Trust has one Trustee, Sylvia DeSantis.

      The addresses of each member of the Group are as follows:


CDD                                       12770 Coit Road, #850
                                          Dallas, Texas 75251

CDD Management                            12770 Coit Road, #850
                                          Dallas, Texas 75251

Triple D                                  9350 South Dixie Highway, Suite 1550
                                          Miami, FL 33156

Revocable Trust                           c/o Rexall Sundown, Inc.
                                          6111 Broken Sound Parkway, NW
                                          Boca Raton, FL 33487

Sylvia DeSantis                           c/o Rexall Sundown, Inc.
                                          6111 Broken Sound Parkway, NW
                                          Boca Raton, FL 33487

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 24 OF 40
------------------------                                ------------------------


Life Insurance Trust                      c/o Rexall Sundown, Inc.
                                          6111 Broken Sound Parkway, NW
                                          Boca Raton, FL 33487

Individual Shareholders                   See Schedule 1.

      The occupations of the natural persons and the principal businesses of the entities which are members of the Group are as follows:

CDD                                       Investment Management

CDD Management                            General Partner of CDD

Triple D                                  Investment Management

Revocable Trust                           Holds Grantor's Assets

Sylvia DeSantis                           Trustee of the Revocable Trust

Life Insurance Trust                      Holds Grantor's Assets

Individual Shareholders                   See Schedule 2.

      None of CDD, CDD Management or any director or executive officer of CDD Management has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      None of Triple D, the Life Insurance Trust or the Trustees has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      Neither the Revocable Trust or Sylvia DeSantis has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      None of the Individual Shareholders has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 25 OF 40
------------------------                                ------------------------


      None of CDD, CDD Management or any director or executive officer of CDD Management has, during the last five years, been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

      None of Triple D, the Life Insurance Trust or the Trustees has, during the last five years, been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

      None of the Individual Shareholders has, during the last five years, been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

      Neither the Revocable Trust or Sylvia DeSantis has, during the last five years, been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

      Sylvia DeSantis and each of the Individual Shareholders are citizens of the United States

      This Schedule is being filed in conjunction with a Schedule 13D by Koninklijke Numico N.V., Nutricia Investment Corp., Nutricia Florida, L.P., Nutricia Florida, Inc., Nutricia International B.V. in accordance with the Joint Filing Agreement dated May 10, 2000, a copy of which is attached as
Exhibit 1 hereto.

ITEM 3       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      On April 30, 2000, Numico and the Purchaser entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Company, pursuant to which Numico and the Purchaser commenced a tender offer to purchase all of the outstanding Shares at a purchase price of $24.00 per Share, net to seller in cash without interest thereon (the "Offer"). A copy of the Merger Agreement is attached as Exhibit 2 and is incorporated herein by reference.

      As an inducement to entering into the Merger Agreement, Numico and the Purchaser entered into a Shareholder Agreement dated April 30, 2000 (the "Shareholder Agreement"), with certain shareholders of the Company whereby each such shareholder granted the Purchaser an irrevocable option (the "Option") to purchase certain Shares beneficially owned by such shareholder. This Option grants the Purchaser the right to purchase an aggregate of 32,239,270 Shares at a price of $24.00 per Share subject to certain adjustments. Based on the number of Shares outstanding as of April 28, 2000, as represented by the Company, the Option is exercisable for approximately 50.3% of the outstanding Shares. In addition, pursuant to the Shareholder Agreement, each of the shareholders has
(i) agreed to tender and sell their shares in the Offer and (ii) has granted an irrevocable proxy to certain officers of Numico to vote such shareholder's Shares. If the Option was exercised, it is anticipated that the Purchaser would obtain funds therefor from Numico's internal resources and/or borrowings.

      The information under the caption "Shareholder Agreement" in Section 11 of the Offer to Purchase, a copy of which is attached as Exhibit 4 hereto, is incorporated herein by reference.

      The Shareholder Agreement is attached to this Schedule as Exhibit 3 and is incorporated herein by reference.


ITEM 4       PURPOSE OF TRANSACTION.

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 26 OF 40
------------------------                                ------------------------


      The information set forth in Item 3 of this Schedule and Sections 7 and 11 of the Offer to Purchase, a copy of which is attached as Exhibit 4 hereto, is incorporated by reference.

ITEM 5       INTEREST IN SECURITIES OF THE ISSUER.

      CDD

      (a) CDD beneficially owns 17,637,923 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of 17,637,923 shares of Common Stock. The 17,637,923 shares constitute 27.5% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      0
             (ii)    Shared power to vote or direct the vote:                     17,637,923(1)
             (iii)   Sole power to dispose of or direct the disposition of:       0
             (iv)    Shared power to dispose of or direct the disposition of:     17,637,923(1)

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

             (1) In June 1993, each of Carl DeSantis, Damon DeSantis and Dean DeSantis contributed all shares of Common Stock then owned by them to CDD. Carl DeSantis, Damon DeSantis and Dean DeSantis are limited partners of CDD, and CDD Management is the sole general partner. Each of Carl DeSantis, Damon DeSantis and Dean DeSantis has shared beneficial ownership and voting power with respect to all such shares held by CDD.

      CDD MANAGEMENT

      (a) CDD Management beneficially owns 17,637,923 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of 17,637,923 shares of Common Stock held by CDD. The 17,637,923 shares constitute 27.5% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's
             Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      0
             (ii)    Shared power to vote or direct the vote:                     17,637,923(1)
             (iii)   Sole power to dispose of or direct the disposition of:       0
             (iv)    Shared power to dispose of or direct the disposition of:     17,637,923(1)

      (c)    Not Applicable

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 27 OF 40
------------------------                                ------------------------


      (d)    Not Applicable

      (e)    Not Applicable

             (1) In June 1993, each of Carl DeSantis, Damon DeSantis and Dean DeSantis contributed all shares of Common Stock then owned by them to CDD. Carl DeSantis, Damon DeSantis and Dean DeSantis are limited partners of CDD, and CDD Management is the sole general partner. Each of Carl DeSantis, Damon DeSantis and Dean DeSantis has shared beneficial ownership and voting power with respect to all such shares held by CDD.

      TRIPLE D

      (a) Triple D beneficially owns 13,158,042 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of 13,158,042 shares of Common Stock. The 13,158,042 shares constitute 21.0% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      0
             (ii)    Shared power to vote or direct the vote:                     13,158,042(1)
             (iii)   Sole power to dispose of or direct the disposition of:       0
             (iv)    Shared power to dispose of or direct the disposition of:     13,158,042(1)

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

             (1) In April 2000, Sylvia DeSantis, as trustee under the Revocable Trust contributed 13,158,042 shares of Common Stock then owned by such trust to Triple D. Subsequently, Ms. DeSantis transferred 100% beneficial ownership in Triple D by gift in equal percentages to her children, Damon DeSantis, Dean DeSantis and Deborah DeSantis, as trustees of the Life Insurance Trust. As a result, each of Damon DeSantis, Dean DeSantis and Deborah DeSantis have shared beneficial ownership and voting power with respect to all such shares held by Triple D.

      REVOCABLE TRUST

      (a) The Revocable Trust beneficially owns 337,750 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of 337,750 shares of Common Stock. The 337,750 shares constitute less than one percent of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's
             Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      337,750
             (ii)    Shared power to vote or direct the vote:                     0

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 28 OF 40
------------------------                                ------------------------

             (iii)   Sole power to dispose of or direct the disposition of:       337,750
             (iv)    Shared power to dispose of or direct the disposition of:     0

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

      SYLVIA DESANTIS

      (a) Sylvia DeSantis beneficially owns 337,750 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of 337,750 shares of Common Stock. The 337,750 shares constitute less than one percent of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      337,750
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       337,750
             (iv)    Shared power to dispose of or direct the disposition of:     0

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable


      LIFE INSURANCE TRUST

      (a) The Life Insurance Trust beneficially owns 13,164,132 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 13,158,042 shares of Common Stock held by Triple D, and (ii) 6,090 shares of Common Stock held by the Life Insurance Trust. The 13,164,132 shares constitute 20.6% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      0
             (ii)    Shared power to vote or direct the vote:                     13,164,132(1)
             (iii)   Sole power to dispose of or direct the disposition of:       0
             (iv)    Shared power to dispose of or direct the disposition of:     13,164,132(1)

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 29 OF 40
------------------------                                ------------------------


      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

             (1) Damon DeSantis, Dean DeSantis and Deborah DeSantis, are the sole trustees of the Life Insurance Trust. As a result, each of Damon DeSantis, Dean DeSantis and Debbie DeSantis has shared beneficial ownership and voting power with respect to all such shares held by the Life Insurance Trust.

      CARL DESANTIS

      (a) Carl DeSantis beneficially owns 18,347,756 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 165,000 shares of Common Stock, (ii) options currently exercisable and exercisable within 60 days for 544,833 shares of Common Stock and (iii) 17,637,923 shares of Common Stock held by CDD. The 18,347,756 shares constitute 28.4% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      709,833
             (ii)    Shared power to vote or direct the vote:                     17,637,923(1)
             (iii)   Sole power to dispose of or direct the disposition of:       709,833
             (iv)    Shared power to dispose of or direct the disposition of:     17,637,923(1)

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

             (1)  Includes 17,637,923 shares of Common Stock held by CDD.

      DAMON DESANTIS

      (a) Damon DeSantis beneficially owns 31,574,528 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 226,806 shares of Common Stock held by Damon DeSantis, (ii) options currently exercisable and exercisable within 60 days for 545,667 shares of Common Stock, (iii) 17,637,923 shares of Common Stock held by CDD, (iv) 13,158,042 shares of Common Stock held by Triple D and (v) 6,090 shares of Common Stock held by the Life Insurance Trust. The 31,574,528 shares constitute 48.9% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 30 OF 40
------------------------                                ------------------------


             outstanding as of April 28, 2000 (as stated in the Company's
             Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      772,473
             (ii)    Shared power to vote or direct the vote:                     30,802,055(1)
             (iii)   Sole power to dispose of or direct the disposition of:       772,473
             (iv)    Shared power to dispose of or direct the disposition of:     30,802,055(1)

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

             (1)  Includes (i) 17,637,923 shares of Common Stock held by CDD;
                  (ii) 13,158,042 shares of Common Stock held by Triple D which is owned by the Life Insurance Trust of which the three trustees are Damon DeSantis, Dean DeSantis and Deborah DeSantis; and (iii) 6,090 shares of Common Stock held by the Life Insurance Trust.

      CYNTHIA DESANTIS

      (a) Cynthia DeSantis beneficially owns 31,114 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of 31,114 shares of Common Stock. The 31,114 shares constitute less than one percent of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      31,114
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       31,114
             (iv)    Shared power to dispose of or direct the disposition of:     0

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

      DEAN DESANTIS

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 31 OF 40
------------------------                                ------------------------


      (a) Dean DeSantis beneficially owns 31,326,605 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 89,950 shares of Common Stock, (ii) options currently exercisable and exercisable within 60 days for 435,000 shares of Common Stock (iii) 17,637,923 shares of Common Stock held by CDD, (iv) 13,158,042 shares of Common Stock held by Triple D, and (v) 6,090 shares of Common Stock held by the Life Insurance Trust. The 31,326,605 shares constitute 48.6% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      524,550
             (ii)    Shared power to vote or direct the vote:                     30,802,055(1)
             (iii)   Sole power to dispose of or direct the disposition of:       524,550
             (iv)    Shared power to dispose of or direct the disposition of:     30,802,055(1)

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

             (1)  Includes (i) 17,637,923 shares of Common Stock held by CDD;
                  (ii) 13,158,042 shares of Common Stock held by Triple D which is owned by the Life Insurance Trust of which the sole trustees are Damon DeSantis, Dean DeSantis and Deborah DeSantis; and (iii) 6,090 shares of Common Stock held by the Life Insurance Trust.

      LAURA DESANTIS

      (a) Laura DeSantis beneficially owns 19,546 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of 19,546 shares of Common Stock. The 19,546 shares constitute less than one percent of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      19,546
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       19,546
             (iv)    Shared power to dispose of or direct the disposition of:     0

      (c)    Not Applicable

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 32 OF 40
------------------------                                ------------------------


      (d)    Not Applicable

      (e)    Not Applicable

      DEBORAH DESANTIS

      (a) Deborah DeSantis beneficially owns 13,409,890 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 128,425 shares of Common Stock, (ii) options currently exercisable and exercisable within 60 days for 117,333 shares of Common Stock (iii) 13,158,042 shares of Common Stock held by Triple D and (iv) 6,090 shares of Common Stock held by the Life Insurance Trust. The 13,409,890 shares constitute 20.9% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      245,758
             (ii)    Shared power to vote or direct the vote:                     13,164,132(1)
             (iii)   Sole power to dispose of or direct the disposition of:       245,758
             (iv)    Shared power to dispose of or direct the disposition of:     13,164,132(1)

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

             (1) Includes (i) 13,158,042 shares of Common Stock held by Triple D which is owned by the Life Insurance Trust of which the sole trustees of the Life Insurance Trust are Damon DeSantis, Dean DeSantis and Deborah DeSantis; and (ii) 6,090 shares of Common Stock held by the Life Insurance Trust.


      GEARY COTTON

      (a) Geary Cotton beneficially owns 726,755 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 234,254 shares of Common Stock, and (ii) options currently exercisable and exercisable within 60 days for 492,501 shares of Common Stock. The 726,755 shares constitute 1.1% of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 33 OF 40
------------------------                                ------------------------

      (b)    (i)     Sole power to vote or direct the vote :                      726,755
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       726,755
             (iv)    Shared power to dispose of or direct the disposition of:     0

      (c) On April 26, 2000, Geary Cotton exercised 30,000 stock options at $3.167 per share which were due to expire.

      (d)    Not Applicable

      (e)    Not Applicable

      PATRICIA COTTON

      (a) Patricia Cotton beneficially owns 12,242 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of 12,242 shares of Common Stock. The 12,242 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's
             Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      12,242
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       12,242
             (iv)    Shared power to dispose of or direct the disposition of:     0

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable

      STEPHEN FRABITORE

      (a) Stephen Frabitore beneficially owns 169,904 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 2,500 shares of Common Stock and (ii) options currently exercisable and exercisable within 60 days for 167,504 shares of Common Stock. The 169,904 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote:                       169,904
             (ii)    Shared power to vote or direct the vote:                     0


------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 34 OF 40
------------------------                                ------------------------

             (iii)   Sole power to dispose of or direct the disposition of:       169,904
             (iv)    Shared power to dispose of or direct the disposition of:     0

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable


      RICHARD GOUDIS

      (a) Richard Goudis beneficially owns 119,502 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 1,169 shares of Common Stock and (ii) options currently exercisable and exercisable within 60 days for 118,333 shares of Common Stock. The 119,502 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      119,502
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       119,502
             (iv)    Shared power to dispose of or direct the disposition of:     0

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable


      GERALD HOLLY

      (a) Gerald Holly beneficially owns 167,500 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 167,500 shares of Common Stock. The 167,500 shares constitute less that one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's
             Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      167,500
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       167,500
             (iv)    Shared power to dispose of or direct the disposition of:     0

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 35 OF 40
------------------------                                ------------------------


      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable


      CHRISTIAN NAST

      (a) Christian Nast beneficially owns 409,629 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 29,629 shares of Common Stock and (ii) options currently exercisable and exercisable within 60 days for 380,000 shares of Common Stock. The 409,629 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)      Sole power to vote or direct the vote :                      409,629
             (ii)     Shared power to vote or direct the vote:                     0
             (iii)    Sole power to dispose of or direct the disposition of:       409,629
             (iv)     Shared power to dispose of or direct the disposition of:     0

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable


      NICKOLAS PALIN

      (a) Nickolas Palin beneficially owns 408,001 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 6,000 shares of Common Stock and (ii) options currently exercisable and exercisable within 60 days for 402,001 shares of Common Stock. The 408,001 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      408,001
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       408,001
             (iv)    Shared power to dispose of or direct the disposition of:     0

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 36 OF 40
------------------------                                ------------------------


      (c) On April 26, 2000, Nickolas Palin exercised an option (which was due to expire) to purchase 6,000 shares of Common Stock at an exercise price of $3.167 per share.

      (d)    Not Applicable

      (e)    Not Applicable


      DAVID SCHOFIELD

      (a) David Schofield beneficially owns 132,268 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 2,268 shares of Common Stock and (ii) options currently exercisable and exercisable within 60 days for 130,000 shares of Common Stock. The 132,268 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      132,268
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       132,268
             (iv)    Shared power to dispose of or direct the disposition of:     0

      (c)    Not Applicable

      (d)    Not Applicable

      (e)    Not Applicable


      RICHARD WERBER

      (a) Richard Werber beneficially owns 538,613 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of (i) 150,962 shares of Common Stock, and (ii) options currently exercisable and exercisable within 60 days for 387,651 shares of Common Stock. The 538,613 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

      (b)    (i)     Sole power to vote or direct the vote :                      538,613
             (ii)    Shared power to vote or direct the vote:                     0
             (iii)   Sole power to dispose of or direct the disposition of:       538,613
             (iv)    Shared power to dispose of or direct the disposition of:     0

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 37 OF 40
------------------------                                ------------------------


      (c) On April 26, 2000, Richard Werber exercised an option (which was due to expire) to purchase 15,000 shares of Common Stock at an exercise price of $3.167 per share.

      (d)    Not Applicable

      (e)    Not Applicable


ITEM 6 CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.


             The Group has entered into a Joint Filing Agreement, a copy of which is filed as Exhibit 1 hereto and is incorporated by reference, regarding the filing of this Schedule and future amendments hereto.

             Except as described in this Schedule or in the Offer to Purchase, a copy of which is filed as Exhibit 4 hereto and incorporated herein by reference, none of the members of the Group nor any of the persons listed on Schedule 1 hereto, has any other contracts, arrangements, understandings or relationships with any persons with respect to any securities of the Company.

ITEM 7.      MATERIAL TO BE FILED AS EXHIBITS.

       Exhibit No.

           1     Joint Filing Agreement, dated May 10, 2000, among the Group
           2     Agreement and Plan of Merger, dated April 30, 2000
           3     Shareholder Agreement, dated April 30, 2000, by and among
                 Koninklijke Numico N.V., Nutricia Investment Corp. and Rexall
                 Sundown, Inc.
           4     Offer to Purchase, dated May 5, 2000

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 38 OF 40
------------------------                                ------------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement with respect to it is true, complete and correct.

Date: May 10, 2000

                                   CDD PARTNERS, LTD.

                                   By: CDD Management, Inc. General Partner

                                   /s/ Carl DeSantis
                                   ---------------------------------------------
                                     Carl DeSantis, President

                                   TRIPLE D INVESMENTS, L.L.C.

                                   /s/ Damon DeSantis
                                   ---------------------------------------------
                                     Damon DeSantis, as trustee of the Sylvia
                                     DeSantis Irrevocable Life Insurance Trust,
                                     a Member

                                   /s/ Dean DeSantis
                                   ---------------------------------------------
                                     Dean DeSantis, as trustee of the Sylvia
                                     DeSantis Irrevocable Life Insurance Trust,
                                     a Member

                                   /s/ Deborah DeSantis
                                   ---------------------------------------------
                                     Deborah DeSantis, as trustee of the Sylvia
                                     DeSantis Irrevocable Life Insurance Trust,
                                     a Member

                                   SYLVIA DESANTIS REVOCABLE TRUST

                                   /s/ Sylvia DeSantis
                                   ---------------------------------------------
                                            Sylvia DeSantis, Trustee

                                   SYLVIA DESANTIS IRREVOCABLE
                                   LIFE INSURANCE TRUST

                                   /s/ Damon DeSantis
                                   ---------------------------------------------
                                            Damon DeSantis, Trustee

                                   /s/ Dean DeSantis
                                   ---------------------------------------------
                                            Dean DeSantis, Trustee

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 39 OF 40
------------------------                                ------------------------


                                   /s/ Deborah DeSantis
                                   ---------------------------------------------
                                            Deborah DeSantis, Trustee

                                   INDIVIDUAL SHAREHOLDERS

                                   /s/ Carl DeSantis
                                   ---------------------------------------------
                                            Carl DeSantis

                                   /s/ Damon DeSantis
                                   ---------------------------------------------
                                            Damon DeSantis

                                   /s/ Cynthia DeSantis
                                   ---------------------------------------------
                                            Cynthia DeSantis, as Custodian

                                   /s/ Dean DeSantis
                                   ---------------------------------------------
                                            Dean DeSantis

                                   /s/ Laura DeSantis
                                   ---------------------------------------------
                                            Laura DeSantis

                                   /s/ Deborah DeSantis
                                   ---------------------------------------------
                                            Deborah DeSantis

                                   /s/ Geary Cotton
                                   ---------------------------------------------
                                            Geary Cotton

                                   /s/ Patricia Cotton
                                   ---------------------------------------------
                                            Patricia Cotton

                                   /s/ Stephen Frabitore
                                   ---------------------------------------------
                                            Stephen Frabitore

                                   /s/ Richard Goudis
                                   ---------------------------------------------
                                            Richard Goudis

                                   /s/ Gerald Holly
                                   ---------------------------------------------
                                            Gerald Holly

                                   /s/ Christian Nast
                                   ---------------------------------------------
                                            Christian Nast

                                   /s/ Nickolas Palin
                                   ---------------------------------------------
                                            Nickolas Palin

------------------------                                ------------------------
CUSIP NO.  761648104               SCHEDULE 13D                 PAGE 40 OF 40
------------------------                                ------------------------


                                   /s/ David Schofield
                                   ---------------------------------------------
                                            David Schofield

                                   /s/ Richard Werber
                                   ---------------------------------------------
                                            Richard Werber

                                   SCHEDULE 1


Name                                  Address
----                                  -------

Carl DeSantis                         Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Damon DeSantis                        Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Cynthia DeSantis                      Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Dean DeSantis                         Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Laura DeSantis                        Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Deborah DeSantis                      Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Geary Cotton                          Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Patricia Cotton                       Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Stephen Frabitore                     Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Richard Goudis                        Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Gerald Holly                          Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Christian Nast                        Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Nikolas Palin                         Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

David Schofield                       Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Richard Werber                        Business Address
                                      ----------------
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

                                   SCHEDULE 2


Name                                  Occupation
----                                  ----------

Carl DeSantis                         Chairman of the Board
                                      Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Damon DeSantis                        President, Chief Executive Officer and
                                      Director Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Cynthia DeSantis                      Not Presently Employed

Dean DeSantis                         Director
                                      Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Laura DeSantis                        Not Presently Employed

Deborah DeSantis                      Vice President of Product Development
                                      Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Geary Cotton                          Vice President, Chief Financial Officer
                                      and Treasurer
                                      Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Patricia Cotton                       Not Presently Employed

Stephen Frabitore                     President - Sundown Vitamins, Inc
                                      c/o Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Richard Goudis                        Vice President and Chief Operating
                                      Officer
                                      Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

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Gerald Holly                          Senior Executive Vice President
                                      Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Christian Nast                        Vice Chairman
                                      Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Nickolas Palin                        Senior Executive Vice President and
                                      Director
                                      Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

David Schofield                       President and Chief Operating Officer
                                      Rexall Showcase International, Inc.
                                      853 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487

Richard Werber                        Vice President, General Counsel and
                                      Secretary
                                      Rexall Sundown, Inc.
                                      6111 Broken Sound Parkway, NW
                                      Boca Raton, FL 33487